UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          July 20, 2010

LOTUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32581	20-0507918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Cheng Zhuang Road, Feng Tai District, Beijing 100071 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	86-10-63899868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective July 20, 2010, Lotus Pharmaceuticals, Inc. (the “Company”) terminated its Standby Equity Distribution Agreement (the “SEDA”) with YA Global Master SPV Ltd. (“YA Global”) that was executed as of March 3, 2010. The Company determined that it would not utilize the SEDA because it has sufficient working capital, including sufficient capital to carry out the construction and outfitting of its new building complex in Beijing, which is expected to open in 2010. Neither the Company nor YA Global have any further obligations to the other under the SEDA.

Pursuant to the SEDA, the Company, at its sole and exclusive option, could have periodically sold to YA Global shares of its common stock, $0.001 par value per share (the “Common Stock”) for a total purchase price of up to ten million dollars ($10,000,000). For each share of Common Stock purchased pursuant to an advance under the SEDA, YA Global would have paid the Company the amount higher of $0.87, the minimum acceptable price, or ninety-three (93%) of the lowest daily volume weighted average price of the Common Stock during the five (5) consecutive trading days following delivery by the Company of an advance notice. The Company was not obligated to utilize any of the $10 million available under the SEDA and there were no minimum commitments, minimum use penalties or penalties for the termination of the SEDA.

The agreement which terminated the SEDA is attached as an exhibit to this Form 8-K.

Item 8.01 Other Events.

On July 22, 2010, Lotus Pharmaceuticals, Inc. issued a press release announcing the termination of the SEDA. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Termination Agreement, dated as of July 20, 2010, by and between Lotus Pharmaceuticals, Inc. and YA Global Master SPV Ltd

99.1	Press release issued by Lotus Pharmaceuticals, Inc. on July 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PHARMACEUTICALS, INC.

Date: July 22, 2010	By: /s/ Liu Zhongyi Name: Liu Zhongyi Title: Chairman and Chief Executive Officer